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Chuck Soponis                                                      Joan Kureczka
Chief Executive Officer                               Kureczka/Martin Associates
Oragenics, Inc.                                                   (415) 821-2413
(386) 418-4018                                             Jkureczka@comcast.net

FOR IMMEDIATE RELEASE

   ORAGENICS INITIATES PHASE I SAFETY STUDY OF NOVEL TREATMENT FOR PREVENTING
                                  TOOTH DECAY

ALACHUA, FL (May 2, 2005): Oragenics, Inc. (AMEX:ONI) today announced the start of a Phase I clinical study of its Replacement Therapy, a novel approach to the prevention of tooth decay. The study, being conducted in six couples and an additional nine individuals at Hill Top Research in West Palm Beach, Florida, will look at the safety of Replacement Therapy and the potential for horizontal transmission of the Replacement Therapy organism to the non-treated member of each couple.

"We are very pleased to begin human testing of Replacement Therapy, which our research to date suggests has great potential as a new preventive therapy against tooth decay," said Chuck Soponis, Oragenics' president and chief executive officer.

Tooth decay is caused by lactic acid produced by a naturally occurring bacterium residing on the tooth surface called Streptococcus mutans. Oragenics' Replacement Therapy employs a patented strain of S. mutans that is unable to produce this decay-causing acid. When applied topically to a person's teeth by a dentist, this engineered bacterium is expected to displace the resident decay-causing organism, potentially providing life-long protection against most dental decay.

For this safety study, all of the participants in the trial must be in good health, without teeth, with full sets of dentures, and under the age of 55.

About Oragenics

Oragenics, Inc. is an emerging biotechnology company focused on the development and licensure of innovative products and technologies for improving human health. The company's lead product is a novel oral rinse for the prevention of tooth decay. The company is also developing a novel antibiotic with broad-spectrum activity against gram-positive bacteria and a probiotic product aimed at maintaining oral health. The company is headquartered in Alachua, Florida. For more information about Oragenics, please consult the company's website at www.oragenics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors;(4) the ability to develop commercial products with the in-licensed technology; and (5) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

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